Filed pursuant to Rule 433

July 9, 2008

Relating to

Preliminary Prospectus Supplement dated July 9, 2008 to

Prospectus dated July 1, 2008

Registration Statement No. 333-152069

Pricing Term Sheet

5.95% Senior Notes due 2014

Issuer:	Tyco Electronics Group S.A.
Guarantor:	Tyco Electronics Ltd.
Offering Format:	SEC Registered
Size:	$300,000,000
Maturity:	January 15, 2014
Coupon:	5.950%
Price to Public:	99.972% of face amount
Yield to Maturity:	5.956%
Spread to Benchmark Treasury:	287.5 bps
Benchmark Treasury:	UST 3.375% due June 30, 2013
Benchmark Treasury Yield:	3.081%
Interest Payment Dates:	January 15, and July 15, commencing on January 15, 2009
Interest Rate Adjustment:	The interest rate payable on the notes will be subject to adjustments from time to time if Moody’s, S&P or Fitch downgrades (or subsequently upgrades) the debt rating assigned to such notes.
Redemption Provisions:
Make-Whole Call:	At any time at the greater of 100% of principal amount of notes or the make-whole amount at a discount rate equal to Treasury Rate plus 45 basis points.
Change of Control:

Upon the occurrence of a Change of Control Triggering Event, the Issuer will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.

Trade Date:	July 9, 2008
Settlement Date:	July 14, 2008 (T+3)
CUSIP:	902133AH0
ISIN:	US902133AH08
Denominations:	$2,000 x $1,000
Ratings:	Baa2 / BBB / BBB
Underwriters:

Joint Bookrunners:
Goldman, Sachs & Co.
UBS Securities LLC

Banc of America Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. Incorporated

Co-Managers:
Barclays Capital Inc.
BNP Paribas Securities Corp.
JP Morgan Securities Inc.
Lehman Brothers Inc.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from UBS Securities LLC by calling 1-877-827-6444, ext. 561-3884 or from Goldman, Sachs & Co. by calling 1-866-471-2526.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, Standard and Poor’s and Fitch. Each of the security ratings above should be evaluated independently of any other security rating.